Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-281668 and 333-272844) and Form S-8 (File No. 333-282647) of our report dated October 17, 2024, relating to the consolidated financial statements of Color Star Technology Co., Ltd. and subsidiaries, which appears in this Annual Report on Form 20-F. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Expert” in such Registration Statements.

Very truly yours,

/s/ AUDIT ALLIANCE LLP

Singapore, October 17, 2024